[MCELROY, QUIRK & BURCH LETTERHEAD]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Form 10-KSB of our report dated March 6, 2006, relating to the financial statements of Calcasieu Real Estate & Oil Co., Inc.

/s/ McElroy, Quirk & Burch

Lake Charles, Louisiana

March 6, 2006

Members American Institute of Certified Public Accountants • Society of Louisiana Certified Public Accountants